As filed with the Securities and Exchange Commission on July 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LATTICE SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	93-0835214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 NE Moore Court

Hillsboro, OR 97124

(Address of principal executive offices, including zip code)

2025 Inducement Equity Incentive Plan

(Full title of the plan)

Tracy Feanny

Senior Vice President, General Counsel and Corporate Secretary

5555 NE Moore Court

Hillsboro, OR 97124

(650) 810-8823

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Tony Jeffries

Amanda Urquiza

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Telephone: (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory note

On January 10, 2025, Lattice Semiconductor Corporation, a Delaware corporation (the "Registrant"), filed a Registration Statement on Form S-8 (Registration No. 333-284238) to register 2,000,000 shares of common stock, $0.01 par value, of the Registrant ("Common Stock"), reserved for issuance under the Registrant's 2025 Inducement Equity Incentive Plan (the "Inducement Plan").

On May 4, 2026, the Registrant and certain of its wholly owned subsidiaries entered into an Agreement and Plan of Merger (the "Merger Agreement") with AMI TopCo, Inc. ("AMI") and THL AMI Aggregator, LP (solely in its capacity as the representative of securityholders of AMI). On July 27, 2026, the Registrant completed the acquisition of AMI contemplated by the Merger Agreement (the "Acquisition").

In connection with the Acquisition, the Registrant's Compensation Committee approved an increase to the number of shares of Common Stock reserved for issuance under the Inducement Plan by 625,967 shares (the "Share Reserve Increase"), bringing the total number of shares reserved for issuance under the Inducement Plan from 2,000,000 shares to 2,625,967 shares. This Registration Statement on Form S-8 is being filed to register the 625,967 additional shares of Common Stock subject to the Share Reserve Increase. The shares registered hereunder are issuable as inducement awards to individuals who were not previously employees of the Registrant and who are commencing employment with the Registrant in connection with the Acquisition, in accordance with, and subject to the terms and conditions of, Nasdaq Listing Rule 5635(c)(4).

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

Part i

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN the REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026, filed with the Commission on February 13, 2026 (the “Annual Report”);

(2) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(3) The description of the Registrant’s Common Stock contained in the Description of Securities filed as Exhibit 4.1 to the Annual Report, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions except that indemnification only extends to expenses (including attorneys’ fees) and the statute requires a court determination that the person is fairly and reasonably entitled to indemnity for such expenses before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) with respect to a director or officer, for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) with respect to a director or officer, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director or officer, for payments of unlawful dividends or unlawful stock repurchases or redemptions, (4) with respect to a director or officer, for any transaction from which the director or officer derived an improper personal benefit, or (5) with respect to an officer, in any action by or in the right of the corporation.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable, at any time within 6 years after paying the unlawful dividend or after the unlawful stock repurchase or redemption, to the full amount of the dividend unlawfully paid, or to the full amount unlawfully paid for the repurchase or redemption of the corporation’s stock, with interest from the time such liability accrued. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s Restated Certificate of Incorporation limits, to the maximum extent permitted by the DGCL, the personal liability of directors for monetary damages for their conduct as a director. The Registrant’s Bylaws, as amended and restated (the “Bylaws”), provide that the Registrant (1) shall indemnify its directors and individuals serving at the request of the Registrant as directors of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Registrant) and (2) may indemnify its officers, employees and other agents, in each case, to the fullest extent permitted by law against expenses, liabilities and loss, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, reasonably incurred or suffered in connection with any proceeding arising out of their status as directors, officers, employees or agents, as applicable. The Bylaws also allow the Registrant to purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The Registrant has also entered into indemnification agreements with directors, officers and certain employees, under which, among other things, the Registrant has agreed to indemnify the Registrant’s directors, officers and certain employees, subject to certain conditions and limitations, for certain amounts, including attorneys’ fees, judgments, fines, penalties, settlement amounts and any other amounts reasonably incurred or suffered by any such person in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, to which such person is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that such person is, was or at any time becomes a director, officer, employee or agent of the Registrant or of any other company or enterprise with respect to which the person served in such capacity at the request of the Registrant.

The Registrant has and expects to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith as part of this Registration Statement:

Exhibit No.	Exhibit Description
4.1
Amended and Restated 2025 Inducement Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K, filed with the Commission on July 27, 2026).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

107	Filing Fee Table

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 27th day of July, 2026.

Lattice Semiconductor Corporation

/s/ Tracy Feanny
By:	Tracy Feanny
Senior Vice President, General Counsel & Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Ford Tamer, Lorenzo A. Flores, and Tracy Feanny, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ford Tamer	President, Chief Executive Officer and Director	July 27, 2026
Ford Tamer	(Principal Executive Officer)

/s/ Lorenzo A. Flores	Senior Vice President, Chief Financial Officer	July 27, 2026
Lorenzo A. Flores	(Principal Financial and Accounting Officer)

/s/ Douglas Bettinger	Director	July 27, 2026
Douglas Bettinger

/s/ Que Thanh Dallara	Director	July 27, 2026
Que Thanh Dallara

/s/ John Forsyth	Director	July 27, 2026
John Forsyth

/s/ Mark E. Jensen	Director	July 27, 2026
Mark E. Jensen

/s/ James P. Lederer	Director	July 27, 2026
James P. Lederer

/s/ D. Jeffrey Richardson	Director	July 27, 2026
D. Jeffrey Richardson

/s/ Elizabeth Schwarting	Director	July 27, 2026
Elizabeth Schwarting